Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-237896, 333-237130, 333-231780, 333-170305, 333-213329, 333-137276, 333-137275, and 333-04869) of Tupperware Brands Corporation of our report dated March 10, 2021, except for the effects of the corrections of the out-of-period misstatement disclosure included in Note 1 to the consolidated financial statements and the matter discussed in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is August 5, 2021.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida
August 5, 2021